Exhibit 5.2

Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219-4074 Tel 804 • 788 • 8200 Fax 804 • 788 • 8218

File No: 61054.000005
April 13, 2011

Penn Virginia Corporation

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Penn Virginia Corporation

7.25% Senior Notes due 2019

Ladies and Gentlemen:

We have acted as special Virginia counsel to Penn Virginia Corporation, a Virginia corporation (the “Company”), and Penn Virginia Oil & Gas Corporation, Virginia corporation (the “Virginia Guarantor”), for the purpose of providing this opinion in connection with (a) the Registration Statement on Form S-3 (Registration No. 333-172674) (the “Registration Statement”) filed by (i) the Company, (ii) Penn Virginia Holding Corp., a Delaware corporation (“PVH”), (iii) the Virginia Guarantor, (iv) Penn Virginia Oil & Gas GP LLC, a Delaware limited liability company (“PVOG”), (v) Penn Virginia Oil & Gas LP LLC, a Delaware limited liability company (“PVOL”), (vi) Penn Virginia Oil & Gas, L.P., a Texas limited partnership (“PVOT”), (vii) Penn Virginia MC Corporation, a Delaware corporation (“PVMC”), (viii) Penn Virginia MC Energy L.L.C., a Delaware limited liability company (“PVME”), and (ix) Penn Virginia MC Operating Company L.L.C., a Delaware limited liability company (“PVMO” and, collectively with PVH, the Virginia Guarantor, PVOG, PVOL, PVOT, PVMC and PVME, the “Subsidiary Guarantors”), with the Securities and Exchange Commission (the “Commission”) on March 8, 2011 pursuant to the Securities Act of 1933, as amended (the “Act”), and (b) the Company’s offering and sale of $300,000,000 aggregate principal amount of its 7.25% Senior Notes due 2019 (the “Notes”), and the related guarantee of the Company’s obligations under the Notes by each of the Subsidiary Guarantors (the “Guarantees” and, collectively with the Notes, the “Securities”).

The Securities have been issued pursuant to an indenture, dated as of June 15, 2009 (the “Base Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a third

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO WASHINGTON

www.hunton.com

Penn Virginia Corporation

April 13, 2011

supplemental indenture thereto, dated as of April 13, 2011 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The Securities are being offered and sold as described in the prospectus, dated March 8, 2011, contained in the Registration Statement, and the prospectus supplement thereto, dated April 5, 2011 (collectively, the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and the Virginia Guarantor, certificates of corporate officers of the Company and the Virginia Guarantor and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Articles of Incorporation and Bylaws of the Company, each as amended through the date hereof, (ii) the Articles of Incorporation and Bylaws of the Virginia Guarantor, each as amended through the date hereof, (iii) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) on March 29, 2011, and confirmed on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing, (iv) a certificate issued by the SCC on March 29, 2011, and confirmed on the date hereof, to the effect that the Virginia Guarantor is existing under the laws of the Commonwealth of Virginia and in good standing, (v) resolutions of the Board of Directors of the Company, adopted at a meeting held on February 28, 2011, and resolutions of the Board of Directors of the Company, adopted at a meeting held on April 5, 2011, (vi) resolutions of the Board of Directors of the Virginia Guarantor adopted by unanimous written consent effective as of March 1, 2011, (vii) the Registration Statement, (viii) the Prospectus, (ix) the Indenture and (x) the Underwriting Agreement, dated as of April 5, 2011, among J.P. Morgan Securities LLC and the several other underwriters listed in Schedule 1 thereto, the Company and the Subsidiary Guarantors.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the Virginia Guarantor).

Penn Virginia Corporation

April 13, 2011

As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company and the Virginia Guarantor, upon statements made to us in discussions with the management of the Company and the Virginia Guarantor and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.         Each of the Company and the Virginia Guarantor has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.         The Supplemental Indenture and the Notes have each been duly authorized, executed and delivered by the Company.

3.         The Supplemental Indenture and the Guarantees have each been duly authorized, executed and delivered by the Virginia Guarantor.

We hereby consent to (a) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, (b) the incorporation by reference of this opinion into the Registration Statement and (c) the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder. Vinson & Elkins LLP, special counsel to the Company and the Virginia Guarantor, may rely upon this opinion with respect to matters set forth herein that are governed by Virginia law for purposes of its opinion in connection with the Securities.

Penn Virginia Corporation

April 13, 2011

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Virginia Guarantor or the Securities.

Very truly yours,

/s/ Hunton & Williams LLP